EXHIBIT 11


          CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in Part B constituting part of this Amendment No. 10 to the registration statement on Form N-1A (the "Registration Statement") of Cash Reserves Portfolio of our report dated October 5, 1995, relating to the August 31, 1995 financial statements and financial highlights of the Cash Reserves Portfolio, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us the heading "Investment Advisory and Other Services" in Part B of the Registration Statement.

Price Waterhouse

Chartered Accountants
Toronto, Ontario
December 27, 1995